EXHIBIT 99.1

[Conformed COPY]

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS the Company and the Executive have entered into an Employment Agreement, dated as of September 17, 2002, (the "Employment Agreement") contemplating, among other things, that the Executive will serve as the Company's Chairman of the Board of Directors and Chief Executive Officer until his retirement on January 31, 2006;

WHEREAS it has been determined that in order to facilitate Chief Executive Officer succession, it would be desirable and in the best interests of the Executive and of the Company and its shareholders for the Executive to resign as Chief Executive Officer at year end 2005 and for the Executive to thereafter continue to serve the Company through January 31, 2006 as an executive officer and an employee in the position of the Company's Chairman of the Board of Directors;

Accordingly, the Company and the Executive agree as follows:

1. Amendments to the Employment Agreement

1.01. Section 2(a) of the Employment Agreement is amended to read in full as follows:

(a) Position. During the Employment Period, the Executive (i) shall serve as Chairman of the Board of Directors (the "Board") of the Company through his Retirement Date, and (ii) shall also serve as Chief Executive Officer of the Company through but not after December 31, 2005. The Executive shall report only to the Board. The senior-most person in charge of the Company's regulated and nonregulated businesses and the senior-most person in charge of each of the Company's policy units shall report directly to the Chief Executive Officer. The Executive shall retire and shall resign as Chief Executive Officer effective December 31, 2005 and shall retire and shall resign as Chairman of the Board and as a director, an executive officer and an employee effective at the close of business January 31, 2006. After January 31, 2005, although not employed by the Company, the Executive shall cooperate with and be available to consult with the Company though December 31, 2006 at mutually agreeable times and places and without compensation other than reimbursement of out of pocket expenses.

1.02. Section 2(b) of the Employment Agreement is amended to read in full as follows.

(b) Duties.

(i) Chief Executive Officer. The duties of the Executive while serving as Chief Executive Officer shall include but not be limited to directing the overall business, affairs and operations of the Company, through its officers, all of whom shall report directly or indirectly to the Chief Executive Officer.

(ii) Chairman of the Board. While serving as the Chairman of the Board, the Executive shall be an executive officer and an employee of the Company and his duties and responsibilities shall be those customarily assigned to such position in a company in which the chairman of the board is an executive officer and an employee but not the principal executive officer.

1.03. Section 4(d)(vi) of the Employment Agreement is amended to read in full as follows:

(vi) the failure of the Board to elect the Executive to the positions of Chairman of the Board and Chief Executive Officer during the applicable periods specified in Section 2(a);

1.04. Section 5(d) (iii) of the Employment Agreement is amended to add the term "Retirement Date" to the term "Date of Termination" in each of the two places that the latter term appears therein so that they shall read "the Retirement Date or Date of Termination."

1.05. Section 5(d)(v) of the Employment Agreement is amended to read in full as follows:

The Company will continue (i) to provide, without charge, financial planning services to the Executive and, following his death, to his widow until the second anniversary of the last to occur of the death of the Executive and his widow, at a level of service consistent with that made available to the Executive prior to the Retirement Date, and (ii) to maintain in full force and effect for a period of five (5) years following the Retirement Date for the benefit of and without charge to the Executive excess personal liability insurance coverage consistent with the level of coverage provided for the benefit of the Executive prior to the Retirement Date.

1.06. Section 5(d) of the Employment Agreement is further amended by adding an additional subsection to the end thereof to read in full as follows:

(vi) The Company will continue to match, on a dollar for dollar basis, the Executive's charitable contributions for a period of five years following the Retirement Date in a matching amount not to exceed $20,000 in any calendar year.

2. References to and Effect on the Employment Agreement

2.01. Each reference in the Employment Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Employment Agreement and to sections or other provisions of the Employment Agreement shall refer to the Employment Agreement as amended by this Amendment.

2.02. Except as amended by this Amendment, the Employment Agreement shall continue in full force and effect.

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In Witness Whereof, the Executive has executed this Amendment and the Company has caused this Amendment to be executed by a duly authorized officer, as of the date first above written.

/s/ STEPHEN L. BAUM

Stephen L. Baum

Sempra Energy

By: _/s/ G. JOYCE ROWLAND

Name: G. Joyce Rowland

Title: Senior Vice President